UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2010

ABTECH HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52762	14-1994102
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

1223 Burrowhill Lane, Mississauga, Ontario, Canada, L5H 4M7
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  (905) 274-5231

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On November 9, 2010, Abtech Holdings, Inc., a Nevada corporation (the “Company”) entered into an Advisory Board Agreement (the “Agreement”) with James Saxton, LLC.

Pursuant to the Agreement, the Company has retained James Saxton to serve as a member of its advisory board.  The Agreement will continue until terminated by either party for breach or upon thirty (30) days prior written notice.  Notwithstanding the  foregoing, the Company may not terminate the Agreement during the first year other than for cause (as defined in the Agreement).

In consideration for Mr. Saxton’s service on the advisory board, the Company (a) agreed to pay Mr. Saxton an annual advisor fee of $60,000, plus reimbursement of all reasonable and necessary travel, business, and other expenses incurred by Mr. Saxton in connection with the performance of his service on the advisory board, and (b) granted to Mr. Saxton an option to purchase 240,000 shares of the Company’s common stock, par value $.001, with such award vesting 12.5% on January 31, 2011, and thereafter on the last day of each quarter.  The exercise price of the option will be the fair market value of a share of the Company’s common stock on the date of grant.

The description of the terms and conditions of the Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement attached hereto as Exhibit 10.1 and incorporated herein by this reference.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit
Number	Description

10.1	Board Advisory Agreement, dated November 9, 2010, by and between Abtech Holdings, Inc. and James Saxton, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2010	ABTECH HOLDINGS, INC.

	By:	/s/ Mandi Luis
Mandi Luis
President